Exhibit 10
MGM MIRAGE 1997 NONQUALIFIED STOCK OPTION PLAN
AMENDMENT
     Paragraph 5(f) of the MGM MIRAGE 1997 Nonqualified Stock Option Plan is hereby amended in its entirety to read as follows:
     (f) LIMITS ON TRANSFERABILITY.
          (i) Except for any “Permitted Transfers” (as hereinafter defined) provided for in a Participant’s Agreement, which Permitted Transfers may be subject to additional restrictions determined by the Committee and as set forth in the Agreement, no Nonqualified Option granted under this Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except with respect to interests in Nonqualified Options which have been subject to a Permitted Transfer provided for in a Participant’s Agreement, all Nonqualified Options granted to a Participant under this Plan shall be exercisable during his or her lifetime only by such Participant. With respect to those Nonqualified Options, if any, that are subject to a Permitted Transfer, references in this Plan to exercise or payment related to such Nonqualified Options by or to the Participant shall be deemed to include, as determined by the Committee, the Participant’s “Family Member” (as hereinafter defined) to whom such Permitted Transfer was made.
          (ii) “Permitted Transfer” means any transfer of a Nonqualified Option by a Participant to a Participant’s Family Member if such transfer is not for value; provided that a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members or the Participant in exchange for an interest in that entity shall not be deemed a transfer for value for the purposes of determining whether a transfer is a Permitted Transfer. “Family Member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, daughter-in-law, son-in-law, sister-in-law or brother-in-law of such Participant, including adoptive relationships, any person sharing such Participant’s household (other than a tenant or employee), a trust in which such individuals (or the Participant) control the management of assets and any other entity in which these individuals (or the Participant) own more than fifty percent of the voting interests.